Exhibit 99.1

NEWS RELEASE 9025 N. Lindbergh Drive | Peoria, IL 61615-1431 P: 309-692-1000 | F: 309-692-1068 | www.rlicorp.com
¾ RLI Corp.

FOR IMMEDIATE RELEASE	CONTACT: Aaron Jacoby
(309) 693-5880
Aaron.Jacoby@rlicorp.com
www.rlicorp.com

RLI Reports First Quarter 2014 Results

PEORIA, ILLINOIS, April 16, 2014 — RLI Corp. (NYSE: RLI) — RLI Corp. reported first quarter 2014 operating earnings of $24.7 million ($0.57 per share), compared to $22.5 million ($0.52 per share) for the first quarter of 2013.

On January 15, 2014, RLI executed a two-for-one stock split of common stock. All share and per share data in this release reflect the stock split.

	First Quarter
Earnings Per Diluted Share	2014	2013
Operating earnings (1)	$0.57	$0.52
Net earnings	$0.66	$0.57

(1) See discussion below of non-GAAP financial measures.

Highlights for the quarter included:

•                 Combined ratio of 86.0, resulting in underwriting income of $22.5 million.

•                 2% growth in gross premiums written and 6% growth in net premiums written.

•                 $13.3 million net increase in underwriting income resulting from favorable development in prior years’ loss reserves.

•                 Investment income of $13.6 million, up 5% from the same period last year.

•                 Book value per share of $20.23, an increase of 5% from year end 2013.

“RLI finished 2013 with an 83 combined ratio, marking our 18th consecutive year of underwriting profit and positioning us for a positive start in 2014,” said RLI Corp. Chairman & CEO Jonathan E. Michael. “In the first quarter, we posted an 86 combined ratio, which was driven by solid performance across all of our segments. Gross premium volume was up 2%, primarily due to our casualty and surety segments. Net premiums written advanced 6% as a result of reduced reinsurance costs and changes in product mix.”

“In addition, we experienced 5% growth in book value per share in the quarter,” said Michael. “This growth can be attributed to a combination of strong underwriting performance and positive total return in the investment portfolio. Although it is still early in the year, we are encouraged by our results and recognize that they come from maintaining focus on our customers. We will continue providing superior service and meeting their unique risk needs through our diversified portfolio of insurance products.”

Underwriting income

RLI achieved $22.5 million of underwriting income in the first quarter of 2014 on an 86.0 combined ratio, compared to $19.8 million of underwriting income on an 86.2 combined ratio in the same quarter for 2013. Results for 2014 include $13.3 million in favorable development in prior years’ loss reserves, compared to $10.8 million in favorable development in prior years’ loss reserves in 2013.

—more—

The following table highlights underwriting income and combined ratios by segment.

Underwriting Income (1)	First Quarter
(in millions)	2014	2013
Casualty	$6.1	$4.1
Property	9.7	10.9
Surety	6.7	4.8
Total	$22.5	$19.8

	First Quarter
Combined Ratio	2014	2013
Casualty	93.3	94.4
Property	77.6	75.7
Surety	74.8	81.8
Total	86.0	86.2

(1) See discussion below of non-GAAP financial measures.

Other income

RLI’s net investment income for the quarter rose 5.4% to $13.6 million, compared to the same period in 2013. The increase in investment income was primarily due to a larger invested asset base and stable reinvestment rates. The investment portfolio’s total return was 2.7% for the quarter with both fixed income and equities contributing to the positive return. The bond portfolio gained 2.4% in the quarter, and the equity portfolio’s return was 3.6%.

Comprehensive earnings, which include after-tax unrealized gains/losses from the investment portfolio, were $46.7 million for the quarter ($1.07 per share) compared to $42.4 million ($0.98 per share) for the same quarter in 2013.

In February, RLI invested $5.3 million for a 20% equity ownership interest in Prime Holdings Insurance Services, Inc., a specialty E&S company. This investment is reflected on the balance sheet as an investment in unconsolidated investee, along with Maui Jim, Inc., a producer of premium sunglasses in which RLI has a 40% ownership. Similar to the accounting for Maui Jim, RLI recognizes its proportionate share of Prime’s income as equity in earnings of unconsolidated investee each quarter. For the first quarter of 2014, equity in earnings of unconsolidated investees, Maui Jim and Prime, was $3.3 million and $0.1 million, respectively. In comparison, RLI received $3.5 million equity in earnings from Maui Jim during the same period last year.

Dividend paid in the first quarter 2014

On March 20, 2014, the company paid an ordinary dividend of $0.17 per share, the same amount as the prior quarter. RLI’s cumulative dividends, including this recent payment, total more than $540 million paid over the last five years.

Non-GAAP measures

Underwriting income, operating earnings, earnings per share (EPS) from operations and other per share items are non-GAAP financial measures, and we believe that investors’ understanding of RLI’s core operating performance is enhanced by our disclosure of these financial measures. Underwriting income or profit represents the pretax profitability of our insurance operations and is derived by subtracting losses and settlement expenses, policy acquisition costs, and insurance operating expenses from net premium earned. Operating earnings and EPS from operations consist of our net earnings adjusted by net realized investment gains/(losses) and taxes related to net realized gains/(losses). Our definitions of these items may not be comparable to the definitions used by other companies. Net earnings and net earnings per share are the GAAP financial measures that are most directly comparable to operating earnings and EPS from operations. All earnings per share data are calculated using fully diluted shares. Combined ratio refers to a GAAP combined ratio.

Other news

At 10 a.m. central time (CT) tomorrow, April 17, 2014, RLI management will hold a conference call to discuss quarterly results with insurance industry analysts. Interested parties may listen to the discussion through the Internet at www.media-server.com/m/p/u9cxzjf5.

Except for historical information, this news release may include forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) including, without limitation, statements reflecting our current expectations about the future performance of our company or our business segments or about future market conditions. These statements are subject to certain risk factors that could cause actual results to differ materially. Various risk factors that could affect future results are listed in the company’s filings with the Securities and Exchange Commission; including the Form 10-K Annual Report for the year ended December 31, 2013.

RLI, a specialty insurance company, offers a diversified portfolio of property and casualty coverages and surety bonds serving niche or underserved markets. RLI operates in all 50 states from office locations across the country. RLI’s insurance subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company, RLI Indemnity Company and Contractors Bonding and Insurance Company — are rated A+ “Superior” by A.M. Best Company.

For additional information, contact Aaron Jacoby, Vice President, Corporate Development at 309-693-5880 or at aaron.jacoby@rlicorp.com or visit our website at www.rlicorp.com.

Supplemental disclosure regarding the earnings impact of specific items:

		Operating Earnings Per Share
		2014	2013
		1st Qtr	1st Qtr
Operating Earnings Per Share		$0.57	$0.52

Specific items included in operating earnings per share: (1) (2)
•	Favorable development in casualty prior years’ reserves	$0.14	$0.15
•	Favorable development in property prior years’ reserves	$0.02	$—
•	Favorable development in surety prior years’ reserves	$0.03	$0.01
•	Catastrophe impact - 2013 and prior events	$0.01	$—

(1)          Includes bonus and profit sharing-related impacts which affected other insurance and general corporate expenses.

(2)          Reserve development reflects changes from previously estimated losses.

RLI CORP.

2014 FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013	% Change
SUMMARIZED INCOME STATEMENT DATA:
Net premiums earned	$161,132	$144,151	11.8%
Net investment income	13,582	12,886	5.4%
Net realized investment gains	6,501	3,684	76.5%
Consolidated revenue	181,215	160,721	12.8%

Loss and settlement expenses	71,016	61,448	15.6%
Policy acquisition costs	55,051	50,336	9.4%
Other insurance expenses	12,533	12,569	-0.3%
Interest expense on debt	1,851	1,512	22.4%
General corporate expenses	2,198	2,386	-7.9%
Total expenses	142,649	128,251	11.2%

Equity in earnings of unconsolidated investees	3,425	3,499	-2.1%

Earnings before income taxes	41,991	35,969	16.7%
Income tax expense	13,022	11,122	17.1%
Net earnings	$28,969	$24,847	16.6%

Other comprehensive earnings, net of tax	17,737	17,553	1.0%
Comprehensive earnings	$46,706	$42,400	10.2%

Operating earnings: (1)

Net earnings	$28,969	$24,847	16.6%
Less: Realized investment gains, net of tax	4,225	2,395	76.4%
Operating earnings	$24,744	$22,452	10.2%

Return on Equity:
Net earnings (trailing four quarters)	15.5%	11.9%
Comprehensive earnings (trailing four quarters)	14.7%	15.8%

Per Share Data

Diluted:
Weighted average shares outstanding (in 000’s)	43,674	43,245

EPS from operations (1)	$0.57	$0.52	9.6%
Realized gains, net of tax	0.09	0.05	80.0%
Net earnings per share	$0.66	$0.57	15.8%
Comprehensive earnings per share	$1.07	$0.98	9.2%

Cash dividends per share	$0.17	$0.16	6.3%

Net Cash Flow used in Operations	$(2,007)	$(6,328)	68.3%

(1) See discussion above of non-GAAP financial measures.

RLI CORP.

2014 FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	March 31,	December 31,
	2014	2013	% Change
SUMMARIZED BALANCE SHEET DATA:
Fixed income	$1,467,933	$1,440,703	1.9%
(amortized cost - $1,438,274 at 3/31/14)
(amortized cost - $1,431,700 at 12/31/13)
Equity securities	426,680	418,654	1.9%
(cost - $220,292 at 3/31/14)
(cost - $218,848 at 12/31/13)
Cash and cash equivalents	57,648	62,701	-8.1%
Total investments and cash	1,952,261	1,922,058	1.6%

Premiums and reinsurance balances receivable	166,165	152,509	9.0%
Ceded unearned premiums	58,835	60,407	-2.6%
Reinsurance recoverable on unpaid losses	353,674	354,924	-0.4%
Deferred acquisition costs	62,586	61,508	1.8%
Property and equipment	42,107	40,261	4.6%
Investment in unconsolidated investees	58,568	49,793	17.6%
Goodwill and intangibles	74,641	74,876	-0.3%
Other assets	22,510	23,974	-6.1%
Total assets	$2,791,347	$2,740,310	1.9%

Unpaid losses and settlement expenses	1,141,735	1,129,433	1.1%
Unearned premiums	390,968	392,081	-0.3%
Reinsurance balances payable	44,784	47,334	-5.4%
Funds held	58,850	61,656	-4.6%
Long-term debt - bonds payable	149,593	149,582	0.0%
Income taxes - deferred	68,995	57,801	19.4%
Accrued expenses	34,069	59,596	-42.8%
Other liabilities	32,777	13,861	136.5%
Total liabilities	1,921,771	1,911,344	0.5%
Shareholders’ equity	869,576	828,966	4.9%
Total liabilities & shareholders’ equity	$2,791,347	$2,740,310	1.9%

OTHER DATA

Common shares outstanding (in 000’s)	42,989	42,982

Book value per share	$20.23	$19.29	4.9%
Closing stock price per share	$44.24	$48.69	-9.1%
Cash dividends per share - ordinary (annualized)	$0.68	$0.67	1.5%
Cash dividends per share - special	$—	$1.50	—

Statutory Surplus	$886,544	$859,221	3.2%

RLI CORP.

2014 FINANCIAL HIGHLIGHTS

UNDERWRITING SEGMENT DATA

(Unaudited)

(Dollars in thousands, except per share amounts)

		GAAP		GAAP		GAAP		GAAP
Three Months Ended March 31,	Casualty	Ratios	Property	Ratios	Surety	Ratios	Total	Ratios

2014

Gross premiums written	$111,955		$58,153		$27,290		$197,398
Net premiums written	91,648		43,659		26,284		161,591
Net premiums earned	90,977		43,318		26,837		161,132
Net loss & settlement expenses	52,619	57.8%	15,398	35.5%	2,999	11.2%	71,016	44.1%
Net operating expenses	32,280	35.5%	18,242	42.1%	17,062	63.6%	67,584	41.9%
Underwriting income	$6,078	93.3%	$9,678	77.6%	$6,776	74.8%	$22,532	86.0%

2013

Gross premiums written	$103,451		$64,020		$26,321		$193,792
Net premiums written	82,497		45,592		24,877		152,966
Net premiums earned	72,969		44,981		26,201		144,151
Net loss & settlement expenses	41,295	56.6%	15,134	33.6%	5,019	19.2%	61,448	42.6%
Net operating expenses	27,570	37.8%	18,923	42.1%	16,412	62.6%	62,905	43.6%
Underwriting income	$4,104	94.4%	$10,924	75.7%	$4,770	81.8%	$19,798	86.2%